Exhibit 5.2

BOSTON   CONNECTICUT   FLORIDA   NEW   JERSEY   NEW   YORK   PROVIDENCE   WASHINGTON, DC

242 Trumbull Street

Hartford, CT 06103-1212

T: (860) 275-0100 F: (860) 275-0343

February 23, 2022

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

Re:	Subsidiary Guarantees to be made by Voya Holdings Inc.

Ladies and Gentlemen:

We have acted as Connecticut counsel to Voya Holdings Inc., a Connecticut corporation (the “Guarantor”) and a subsidiary of Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $2,000,000,000 of aggregate principal amount of senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act. The Senior Debt Securities will be issued pursuant to an Indenture, dated as of July 13, 2012 (as supplemented, the “Senior Indenture”), among the Company, the Guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee. The Subordinated Debt Securities will be issued pursuant to a Junior Subordinated Indenture, dated as of May 16, 2013 (as supplemented, the “Subordinated Indenture”), among the Company, the Guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (the Senior Indenture and the Subordinated Indenture hereinafter referred to, collectively, as the “Indentures”). The Senior Debt Securities will be guaranteed by the Guarantor on a senior unsecured basis, and the Subordinated Debt Securities will be guaranteed by the Guarantor on a subordinated unsecured basis (collectively, the “Guarantees”).

In connection with the opinions expressed herein, we have reviewed copies of the following documents:

(i)	the Senior Indenture,

February 23, 2022

(ii)	the Subordinated Indenture,

(iii)	the Registration Statement,

(iv)

Certificate of the Secretary of the Guarantor, dated June 23, 2017, as to the certificate of incorporation and bylaws of the Guarantor, authorizing resolutions of the Guarantor’s board of directors and the incumbency of the officers of the Guarantor signing the Indentures on behalf of the Guarantor (the “2017 Corporate Secretary’s Certificate”), and

(v)

Certificate of the Secretary of the Guarantor, dated as of the date hereof, as to the certificate of incorporation and bylaws of the Guarantor, and authorizing resolutions of the Guarantor’s board of directors (the “2022 Corporate Secretary’s Certificate” and, together with the 2017 Corporate Secretary’s Certificate, the “Corporate Secretary’s Certificates”).

We have also made such other investigation as we have considered necessary as the basis for the opinions set forth herein.

In preparing this opinion, we have relied upon the certifications as to factual matters made in the Corporate Secretary’s Certificates and in certificates of the Secretary of the State of the State of Connecticut; and we have assumed that all of the same are true, correct and complete and have not undertaken any further inquiry as to the accuracy thereof. We have no knowledge that any of such factual matters are untrue, incomplete or incorrect.

Our opinion in opinion paragraph 1 as to the existence of the Guarantor is based solely upon the certificate dated February 16, 2022, issued by the Office of the Secretary of the State of the State of Connecticut, stating that, as of such date, the Guarantor is in existence in the State of Connecticut.

We have also assumed without any independent inquiry:

(a) that the Guarantor is part of an insurance company holding company system but is not a Connecticut-domiciled insurance company; and

(b) that the Guarantor has not entered into any agreements that modifies or amends the terms of the Guarantee.

Based upon the foregoing assumptions, and subject to the limitations, qualifications and exceptions hereinafter set forth, we are of the opinion that:

February 23, 2022

1. The Guarantor is a corporation in existence under the laws of the State of Connecticut, and the Guarantor has all requisite power and authority to perform its obligations under the Indentures and the Guarantees.

2. The Guarantees and the Indentures have been duly authorized by the Guarantor and the Indentures have been duly executed and delivered by the Guarantor.

3. The execution and delivery by the Guarantor of the Indentures and the performance of the Guarantor’s obligations thereunder and under the Guarantees in accordance with their terms, does not and will not (i) violate the certificate of incorporation or the bylaws of the Guarantor, in each case as in effect on the date hereof, or (ii) violate the Federal Laws of the United States or the laws of the State of Connecticut.

Our opinions set forth above are subject to the following qualifications:

A. We express no opinion herein as to the Blue Sky or securities laws of any jurisdiction.

B. The foregoing opinions are limited to matters involving the Federal laws of the United States and the laws of the State of Connecticut, and we do not express any opinion with respect to the laws of any other state or jurisdiction.

This opinion is furnished to you in connection with the matter described in the initial paragraph of this opinion letter and is solely for your benefit and is not to be made available to, nor may it be relied upon, by any other party, firm or entity; provided that Cleary Gottlieb Steen & Hamilton LLP may rely on this opinion in the formation of its opinion to the Company on the validity of the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion speaks only as of its date, and we do not assume any obligation to provide you with any subsequent or updating opinion or advice in the event of any change in fact or law after the date hereof or for any other reason.

Very truly yours,

/s/ Day Pitney LLP

BWF:RJW:ACC